Exhibit 11.1
                           SURVIVALINK CORPORATION
               STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

                                                                                        THREE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                      MARCH 31,
                                         1993           1994            1995           1995           1996
PRIMARY:
  Average shares outstanding           1,100,777       1,766,061       2,649,393     2,285,590       4,196,257
  SAB No. 83 -- for stock issued
   and options granted at exercise
   price less than the initial
   public offering price during the
   12 months preceding the initial
   public offering using the
   treasury method                     1,829,014       1,829,014       1,829,014     1,829,014       1,829,014
  Total                                2,929,791       3,595,075       4,478,407     4,114,604       6,025,271
  Net loss                            $ (441,998)    $(1,044,998)    $(1,846,356)   $ (433,230)    $(1,018,901)
  Net loss per share                  $     (.15)    $      (.29)    $      (.41)   $     (.11)    $      (.17)
FULLY DILUTED:
  Average shares outstanding           1,100,777       1,766,061       2,649,393     2,285,590       4,196,257
  SAB No. 83 -- for stock issued
   and options granted at exercise
   price less than the initial
   public offering price during the
   12 months preceding the initial
   public offering using the
   treasury method                     1,829,014       1,829,014       1,829,014     1,829,014       1,829,014
  Total                                2,929,791       3,595,075       4,478,407     4,114,604       6,025,271
  Net loss                            $ (441,998)    $(1,044,998)    $(1,846,356)   $ (433,230)    $(1,018,901)
  Net loss per share                  $     (.15)    $      (.29)    $      (.41)   $     (.11)    $      (.17)
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